Exhibit 10.4

AMENDED BUSINESS ALLIANCE AGREEMENT

BETWEEN

HOLTEC INTERNATIONAL, HOLTEC ASIA PRIVATE

LIMITED & MSl1

Record of Review and Issuance
Rev #	Author (HI)	Reviewer (HA)	Reviewer	Date of Issue	Status
1	William Gill (HI)	Annat Jain (HA)	Christian Zoltowski (MSI)	March 1, 2026	Approved
2	William Gill (HI)	Annat Jain (HA)	Christian Zoltowski (MSI)	June 5, 2026	Approved

Notice of Confidential and Proprietary Status

This document is confidential and proprietary to Holtec International and Holtec Asia. Unauthorized

dissemination to third parties is expressly forbidden.

Distribution:

Christian Zoltowski (MSI)	Dr. Debu Mitra-Majumdar (HI)	Annat Jain (HA)

Ketan Kumar (MSI)	William Gill (HI)

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This document is subject to internal review and approval by both parties and must be entered in Holtec’s HI-COP app. at each stage of revision to be considered valid for use. This document will be updated as necessary to address the evolving business needs of HA and HI.

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1.	Background:

This Alliance Agreement (“Agreement”) between Holtec International (HI), a Delaware corporation, and Holtec Asia Private Limited (HA), a private company organized under the laws of India, which was previously a subsidiary of HI, and Mariner Strategic Investments (MSI), is being established in recognition of HA being acquired by Holtec Holding Company, LLC (HHL) on December 31, 2025 at which time HA will transition to a sister company of HI. Accordingly, this Alliance Agreement between HI and HA is being executed to establish an arms-length relationship between the two parties which means all transactions will be conducted as if between unrelated parties. Under this arrangement, each party will be compensated for work completed by the other with utmost transparency and fairness. The Agreement contemplates a simplified billing mechanism by each party using a standardized invoicing process to ensure both parties’ compensation is fair and equitable.

2.	Business Nexus Between HI and HA:

HI is evaluating a potential public offering in 2026. HA intends to remain a privately held company for the foreseeable future and is owned by HHL which will also continue to own substantial equity in HI. The Nuclear Power Division (NPD) of HI is the principal business unit through which HI and HA each purchase goods and services from, and sell goods and services to, the other. Both HI and HA maintain three identically named business divisions, as set forth below, whose activities are complementary and, in some cases, overlapping:

i.	Nuclear Power Division (NPD): NPD (HI) is the supplier of components, equipment, systems, and nuclear plants to the commercial nuclear power industry. It purchases engineering services from NPD (HA).

ii.

Heat Transfer Division (HTD): HTD (HI) is the designer of engineered heat transfer equipment and pressure vessels to NPD (HI). HTD (HA) provides engineering services to HTD (HI) and, on occasion, sells manufactured equipment to HTD (HI) or NPD (HI).

iii.

ACC Division: HA owns a factory in Dahej, Gujarat, India that manufactures Air-Cooled Condensers (ACCs) for both HTD (Hl)’s customers and HA’s own customers. HI does not have a factory of its own that makes ACCs. HTD (HI) sells ACCs to U.S. and European clients that it purchases from ACC (HA). HTD (HI), and ACC (HA) may jointly participate in bidding ACC projects for clients across the world.

As reflected above, HI and HA each purchase goods and services from, and sell goods and services to, the other. Accordingly, this Agreement establishes a costing and invoicing framework intended to ensure that such transactions are conducted on an arm’s-length basis and do not favor either party.

Accordingly, this Agreement establishes the framework under which HA and HI will conduct business transactions with one another. It sets forth the terms governing such transactions, including applicable fees and rates chargeable by each party to the other. The purpose of this Agreement is to provide for such transactions to be conducted on an arm’s length basis and to establish appropriate governance and transparency with respect to those transactions.

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3.	Business Reliance between HI and HA:

3.1	HI relies on HA for the following goods and services:

i.	supply of ACCs, including ACCs to be provided in connection with HI’s SMR-300s where an ACC option is selected;

ii.	supply ACCs for sale by HI to customers in the United States and Europe;

iii.	supply of Green Boiler and HI-THERM HCSP, for which HI owns the applicable intellectual property and HA provides hardware design and manufacturing capabilities;

iv.	manufacture and supply of tubular heat exchangers of various types; and

v.	provision of engineering services in support of HI projects, including the SMR-300 program.

3.2	HA relies on HI for the following goods and services:

i.	access to ACC technology developed by HI;

ii.	access to quality assurance (QA) validated computer codes used m HA’s operations;

iii.	access to HI’s QA program, including updates thereto;

iv.	provision of engineering services on a sole source basis for certain scopes of work;

v.	participation, as applicable, in HI’s SMR-300 program;

vi.	HA’s anticipated role in developing technology applicable for reactor projects in India; and

vii.

designation, as applicable, as the sole supplier of HI-THERM HCSP and Green Boiler equipment and services in India and in other nearby markets as may be mutually agreed by the parties in writing from time to time.

4.	Letter of Credit Support:

Both HI and HA may rely on MSI for Letters-of-Credit, performance bond, and other financial instruments, as necessary, to meet their evolving business needs.

MSI will charge the borrower the fee charged by the lending institution with n% adder where n is .75% for a facility under $30 million and would increase by .25% per $30 million per year in additional facility.

5.	Loans:

Both HI and HA have outstanding loans from HHL, which are due and payable to MSI (HHL’s Fund manager).

The MSI loan (s) will be interest free until April 1 2026 after which time the interest charged to both HI and HA will be equal to SOFR plus 1,5% where SOFR will correspond to the rate effective as of April 1 1 of each calendar year. The interest may be added to the principal annually until the borrower pays back to MSI.

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6.	HI’s Generic Receivables from HA:

HA shall pay HI the fees set forth below for goods, services, and support provided by HI to HA (collectively, the “HI Receivables”):

i.	HI-Owned Business Software (A). The use by HA of business management, project management, and information management software owned by HI, including HI-POP, Budget Tracker, and HI-DOC.

ii.	Engineering Software (B). The use of engineering software licensed or otherwise made available by HI, including ANSYS, LS-DYNA, MCNP, FLUENT and Primavera.

iii.

General and Administrative Support (C). General and administrative support services provided by HI to HA, including legal, IT, human resources, and accounting support, as well as subcontracting of executive services, including the services of HI’s Senior Vice President (SVP) to serve as HA’s President.

The monetary data for each receivable is listed in the table below:

Table 1: HI’s Chargeable Fees to HA
	Receivable ID	Amount in USD	Comment
A	HI-owned business software	$200,000 per year for HA’s three divisions	Includes software support and consulting services. To be raised by 10% for each 100 million rise in HA’s annual gross revenue after HA’s annual revenue exceeds 100 million.
B	Engineering software (internally developed by Holtec and leased)	$300,000 per year
C	G&A support	5% of gross revenue of HA in the calendar year	Includes unlimited legal, IT, administrative and HR support.

Notwithstanding the foregoing, HA’s total aggregate financial obligation to HI under items (A), (B) and (C) above for any calendar year shall be capped at 8% of HA’s revenue for such calendar year.

7.	HA’s Billing Schedule:

7.1

Billing rate: HA’s billing rates for services provided to HI shall be determined by HA’s Chief Financial Officer using standard GAAP methodology. Each associate’s fully loaded rate shall include all indirect costs, fringe benefits, and HA’s G&A burden. For services performed for HI projects, a profit factor of 12% shall be applied and a contingency factor of 10% for first-of-a-kind (FOAK) projects and 5% for repeat projects shall be permitted. For calendar year 2026, the per person billing rate shall include a 10% mark up as the lump sum amount in lieu of HA’s support fees in Table 1. In subsequent years, the actual data from the preceding year shall be used.

7.2

Category A software usage in R&D projects: HA will charge a fee of $2000 to HI for each successful computer run on ANSYS, LS-DYNA, MCNP and other Category A codes. This fee will apply only to R&D projects such as the SMR development project.

7.3	Incentive for minimizing cost to HI (the buyer of services):

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For each engineering task assigned by HI to HA, a Not-to-Exceed (“NTE”) person-hour estimate shall be established prior to commencement of the work by an independent technical expert designated by HI. For Applied Mechanics assignments, the designated expert shall be Chuck Bullard. For Fluid Mechanics and Heat Transfer assignments, the designated expert shall be Abrar Mohammad. Additional technical experts may be designated by HI from time to time for other technical disciplines.

HA’s compensation for a task shall be determined by multiplying the approved NTE person hours by a fixed billing rate of Forty-Four Dollars and Forty Cents (US $44.40) per hour. Payment shall be based solely on the approved NTE hours and shall not be adjusted upward or downward based upon the actual hours expended or recorded by HA in performing the work.

If Debu Mitra-Majumdar, as HA’s representative, disagrees with an NTE determination made by the designated technical expert, he may formally challenge the determination. In such event, Dr. Kris Singh shall review the matter and act as a neutral mediator. Following such review, the NTE hours shall be confirmed or revised, and the resulting determination shall be final for purposes of compensation under this Agreement.

The parties acknowledge that this compensation methodology is intended to incentivize efficient execution of assigned work and to provide a transparent, objective basis for evaluating engineering productivity and cost performance.

8.	Billing Schedule for HA Projects:

The invoicing for engineering services provided by HI to HA shall be governed by the following provisions:

8.1	HI shall apply DCAA-compliant billing rates, excluding Cost Forms, for engineering services provided to HA with a 10% profit factor.

8.2

Incentive for minimizing cost to HA (the buyer of services): To incentivize cost efficiency, HA’s President and HI’s SVP of Engineering services shall jointly determine, for each task assigned to HI, the EPH allocable to such task. HI shall be entitled to payment for the EPH regardless of whether the task is completed within the budgeted equitable hours or exceeds it. Hours spent performing the work that exceed the EPH due to whatever reason (including erroneous work by its personnel) shall not be billable and shall be borne by HI as part of HI’s G&A burden.

9.	Shared Bidding Work and Subsequent Execution:

Both HI and HA will devote their resources to bid on heat exchange equipment, ACCs, HI-THERM HCSP, Green Boiler projects, including projects anticipated to be manufactured in India. If such a bid is successful and HA is the manufacturing entity, then HA will pay HI a fee that will not exceed 5% of the applicable selling price. HA will manufacture the equipment and carry the risk of profit and loss. If HI is the manufacturing entity, the foregoing allocation of fees, manufacturing responsibility, and profit and loss risk shall apply on a reciprocal basis.

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10.	Miscellaneous:

The compensation schedules set forth in this Agreement are intended to apply to substantially all of the transactions between the HI and HA. In the event of a transaction not expressly addressed by this Agreement, the CFOs of HI and HA shall through mutual agreement determine an appropriate allocation of fees, profits, and losses consistent with the principles of this Agreement.

11.	Freedom of Choice:

HI has the right to use another supplier for its engineering services and hardware needs if HA’s billing rate escalated beyond market price. Likewise, HA can elect to use another partner if Hi’s quality of service deteriorate or the cost is above the prevailing market rate in the United States.

12.	CD-39:

HI’s CD-39 provides a comprehensive guidance on accounting and bookkeeping aspects of inter-company and intra-company transactions. This CD shall be used to the extent it is applicable to this Agreement.

13.	Governing Terms and Conditions:

HI’s GTC-07 will apply to all business transactions between HI and HA.

14.	Governing Law:

This Agreement will be governed by the laws of the State of New Jersey.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective authorized officers.

Holtec International

By:	/s/ William F. Gill IV
Name: William F. Gill IV
Title: VP & General Counsel

Date: 6/5/2026

Holtec Asia Private Limited

By:	/s/ DEBABRATA MITRA - MAJUMDAR
Name:	DEBABRATA MITRA - MAJUMDAR
Title:	PRESIDENT & CTO

Date:	6/5/2026

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Mariner Strategic Investments, LLC

By:	/s/ Christian Zoltowski
Name:	Christian Zoltowski
Title:	Director of Investments

Date	6/7/2026

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